                                                                 Exhibit (a)(10)

Not for release, publication or distribution in or into Canada, Australia or Japan


9 OCTOBER 2001, LONDON

                     HUNTINGDON AND LSR ANNOUNCE TRANSACTION

                                     SUMMARY

     - Huntingdon Life Sciences Group plc ("Huntingdon" or the "Company") and Life Sciences Research Inc. ("LSR") announce that LSR will make a recommended all share offer for the whole of the issued and to be issued share capital (including ADSs) of Huntingdon. LSR is a newly formed American company that has been established solely for the purpose of making this Offer.

     - LSR will make an offer of one share of LSR Voting Common Stock for every 50 Huntingdon ordinary shares and one share of LSR Voting Common Stock for every 2 Huntingdon ADSs.

     - If the Offer is fully accepted, the existing holders of Huntingdon's Securities will hold approximately 85.4 per cent. of LSR's Common Stock. The balance of the LSR Common Stock will be held by the original investors in LSR, who will invest approximately $1.5 million for those shares subject to the Offer becoming, or being declared, unconditional in all respects. The present Huntingdon directors will constitute the entire LSR board once the Offer becomes, or is declared, unconditional in all respects.

     - It is expected that, following the Offer becoming or being declared unconditional in all respects, the LSR Voting Common Stock will be quoted on the NASD Over the Counter Bulletin Board in the United States ("OTCBB"). An application will also be made for the cancellation of the listing of the Company's ordinary shares on the London Stock Exchange, and the quotation of the ADRs on the OTCBB will also be cancelled. Thereafter Bank of New York will no longer serve as depositary agent for the ADRs.

Commenting on the transaction,

Andrew Baker, Executive Chairman of Huntingdon said:

"For some while we have been considering how best to re-domicile ownership of the Company to the US as part of our longer term strategic plan. The US securities markets offer both a more developed market for our industry and greater shareholder privacy, which, as everyone is aware, has been a serious issue for our shareholders. This transaction should facilitate a more open and liquid trading platform for our investors reflecting, amongst other things, the familiarity in the US market with the many contract research organisations listed there. LSR has been created by investors who share our view of the exciting prospects for Huntingdon and our industry, and our Board expects to unanimously recommend the offer to our shareholders."

Brian Cass, Huntingdon's Managing Director added:

"This transaction offers us the benefits of an American stock trading facility together with the continuance of our existing UK and US laboratory operations. Huntingdon's reputation for scientific excellence, built over the last 50 years, is clearly one of our most valued assets and has ensured the strong support we've enjoyed from our clients, which has been particularly evident this year. LSR's recognition of this, and the vital role our people have played, has ensured management's commitment and enthusiasm for this important next step in Huntingdon's development. We are excited and convinced that this is an excellent opportunity for our shareholders, clients, and employees alike."

ENQUIRIES:

Andrew Baker               Huntingdon Life Sciences   By phone:       UK:      + 44 (0)1480 892194
Richard Michaelson         Group plc                                  US:      + 1 (201) 525 1819

                                                      By e-mail:      HuntingdonLS@aol.com

This announcement contains statements that may be forward-looking as defined by the US's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K for the year ended 31 December 2000, as filed with the US Securities and Exchange Commission.

This summary should be read in conjunction with the attached announcement.

The Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. The availability of the Offer to persons who are not resident in the UK or the US may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK or the US should inform themselves about and observe any applicable requirements.

This announcement, which is the responsibility of the respective directors of LSR and Huntingdon, has been approved for the purposes of section 57 of the Financial Services Act 1986. This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. HUNTINGDON SECURITYHOLDERS SHOULD READ THE OFFER DOCUMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

The attention of member firms of the NASD is drawn to certain UK dealing disclosure requirements following this announcement. This announcement commences an offer period under the City Code on Takeovers and Mergers ("Code") which is published and administered by the Panel on Takeovers and Mergers ("Panel"). An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms.

The above disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1 per cent. or more of any class of relevant securities of the offeror or offeree company. Relevant securities includes all instruments exchangeable into Huntingdon Shares or into shares of LSR Common Stock. This requirement will apply until the end of the Offer Period.

Disclosure should be made on the appropriate form before 12 noon (London time),
7.00 a.m (New York City time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange plc and to the Panel.

Member firms of the NASD should advise those of their clients who wish to deal in the relevant securities of Huntingdon and LSR, whether in the US or the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted.

HUNTINGDON SECURITYHOLDERS SHOULD READ THE FOLLOWING DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS REGARDING THE OFFER (DESCRIBED ABOVE) WHEN THEY ARE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION:

     - LSR's preliminary offer document, any supplement thereto, the final offer document and exchange offer materials.

     - LSR's Registration Statement on Form S-4 and Schedule TO containing or incorporating by reference such documents and other information.

     -    Huntingdon's Solicitation/Recommendation on Schedule 14D-9.

When these and other documents are filed with the SEC, they may be obtained free of charge through the SEC's website at http//www.sec.gov. Interested parties may read and copy any reports, statements and other information filed by Huntingdon and LSR at the US SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at +1-(800)-732-0330 for further information on public reference rooms. If you are a Huntingdon Securityholder you may also obtain free of charge each of these documents (when available) from Huntingdon by directing your request in writing to PO Box 353, Alconbury, Huntingdon, Cambridgeshire, PE28 4BR, England.

PRESS RELEASE

     Not for release, publication or distribution in or into Canada, Australia or Japan

9 OCTOBER 2001

                        LIFE SCIENCES RESEARCH, INC. AND

                       HUNTINGDON LIFE SCIENCES GROUP PLC

                             ANNOUNCE A TRANSACTION

1.       INTRODUCTION

Life Sciences Research Inc. ("LSR") and Huntingdon Life Sciences Group plc ("Huntingdon") announce that LSR is to make a recommended all share offer for the whole of the issued and to be issued share capital of Huntingdon.

LSR is incorporated in the State of Maryland in the US and has been established solely for the purpose of making the Offer. LSR has not conducted any business other than in connection with the Offer.

Huntingdon has for some time been exploring how to improve its stock trading liquidity and how to provide greater shareholder anonymity and a more hospitable legal and corporate environment for the Group and the Huntingdon Securityholders than currently exists and has concluded that a US domicile best attains these goals. The principal benefit of the Offer is to transfer ownership of the Company to a US-domiciled corporation with a US trading market in its common stock. Accordingly, it is a condition of the Offer that an application will be made for the LSR Voting Common Stock to be quoted on the OTCBB and, following the Offer becoming, or being declared unconditional in all respects, LSR will procure that Huntingdon makes an application for the Huntingdon Shares to be de-listed from the Official List in the UK and the Huntingdon ADRs to cease to be quoted on the OTCBB. Thereafter Bank of New York will no longer serve as depositary agent for the ADRs.

There are no substantive changes proposed to the Group's management or business. Upon the Offer becoming, or being declared unconditional in all respects, LSR will be capitalised with an initial investment of approximately US $1.5 million which will provide funds to pay for the costs of the Offer and provide working capital for the Enlarged Group.

The Huntingdon Directors consider the terms of the Offer to be fair and reasonable. Accordingly, the Huntingdon Directors expect to recommend unanimously that Huntingdon Securityholders accept the Offer, as they have irrevocably undertaken to do themselves in respect of their aggregate holdings of 20,034,768 Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) (being approximately 6.8 per cent. of the issued share capital of Huntingdon). These undertakings are binding in the event of a higher offer and will cease to be binding only if the Offer lapses or is withdrawn.

2.       THE OFFER

Under the terms of the Offer, which will be subject to the Conditions and terms set out in Appendix 1 and in the Offer Document, each Huntingdon Securityholder will receive:

         for every 50 Huntingdon Shares      1 share of LSR Voting Common Stock

         for every 2 Huntingdon ADSs         1 share of LSR Voting Common Stock

If the Offer becomes or is declared unconditional in all respects, fractions of shares of LSR Voting Common Stock will not be issued to accepting Huntingdon Securityholders who will instead receive from LSR an amount in cash in lieu of any entitlements to a fraction of a share of LSR Voting Common Stock.

Assuming full acceptance of the Offer and that no further Huntingdon Securities are issued after the date of this announcement, Huntingdon Securityholders will own approximately 85.4 per cent. of the issued LSR Common Stock immediately after the Offer has become, or is declared, unconditional in all respects.

The Offer will extend to all Huntingdon Securities that are unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as LSR decides, subject to the Code, US securities laws or as the Panel may decide).

3.       BACKGROUND TO AND REASONS FOR THE OFFER

LSR and Huntingdon believe that the Offer will provide the following benefits:

     - Huntingdon's ownership will be re-domiciled to the US, where the investment community is more familiar with contract research organisations such as Huntingdon and which should result in a more active trading market in the LSR Voting Common Stock than currently exists for Huntingdon Shares or Huntingdon ADRs.

     - As a US company, LSR will benefit from corporate governance and privacy rules and regulations that will be beneficial to accepting Huntingdon Securityholders. For example, under the laws of Maryland where LSR is incorporated, stockholder lists are only available to other stockholders of record who have held at least 5 per cent. of the outstanding stock of any class of equity securities of the corporation for a period of at least six months.

     - Upon the Offer becoming, or being declared, unconditional in all respects, LSR expects that the LSR Voting Common Stock will be eligible to be quoted on the OTCBB.

     - The LSR Investors have agreed to invest, conditional, inter alia, upon the Offer becoming, or being declared, unconditional in all respects (other than the Condition as to this subscription) an aggregate of approximately US$1.5 million in LSR. These funds will be used to pay the costs of the Offer, and to provide working capital for the Enlarged Group.

Upon the Offer becoming, or being declared, unconditional in all respects, all the existing Huntingdon Directors will be elected to the LSR Board and the existing LSR Director will resign. There are no substantive changes proposed to the business of the Group and there is no intention to redeploy any fixed assets of the Group.

4.       INFORMATION ON HUNTINGDON

Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

5.       HUNTINGDON SHARE OPTION SCHEMES

The Offer will extend to all Huntingdon Securities unconditionally allotted or issued while the Offer remains open for acceptances (or such earlier date as LSR may decide, subject to the Code, US securities laws, or as the Panel may decide), including any Huntingdon Securities which are unconditionally allotted or issued pursuant to the exercise of options granted under Huntingdon Share Option Schemes.

To the extent that such options are not exercised, LSR will make appropriate proposals to the holders of options under the Huntingdon Share Option Schemes once the Offer becomes, or is declared, unconditional in all respects.

6.       CONVERTIBLE CAPITAL BONDS

LSR expects to maintain the listing of the Bonds on the Official List once the Offer becomes, or is declared, unconditional in all respects. LSR intends to make appropriate proposals, subject to the Offer becoming, or being declared, unconditional in all respects, to allow holders of bonds who exercise their conversion rights to be able, subject to US securities laws and regulations and certain other conditions, to exchange their Huntingdon Shares for LSR Voting Common Stock.

7.       INDUCEMENT FEE

Huntingdon has agreed to pay LSR an amount equal to 1 per cent. of the value of the Offer in certain circumstances, including the Huntingdon Directors withdrawing their recommendation to accept the Offer or recommending against acceptance of the Offer, or if prior to the Offer lapsing or being withdrawn the Company or any of the Huntingdon Directors voluntarily authorises or directs any act or omission which will prevent a Condition from being satisfied, or if at any time prior to 31 March 2002 the Huntingdon Directors recommend a competing offer.

8.       CREST

In order to facilitate acceptance of the Offer the Company will make an application to CRESTCo Limited to withdraw the Huntingdon Shares from CREST. Huntingdon Shareholders will be sent certificates for their Huntingdon Shares with the Offer Document.

9.       GENERAL

On 9 October 2001, LSR issued warrants to Stephens Group Inc to purchase an aggregate of 704,424 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share. In addition, subject to compliance with their fiduciary duties, the Huntingdon Directors who will constitute the entire LSR Board once the Offer becomes, or is declared unconditional in all respects, intend to submit a proposal at the next LSR stockholder meeting to issue warrants to Focused Healthcare Partners LLC (a company connected with certain directors) to purchase an aggregate of 410,914 shares of LSR Voting Common Stock at the same purchase price.

The Huntingdon Directors have given irrevocable undertakings to accept the Offer as described in paragraph 1 above. Save as disclosed, neither LSR, nor the director of LSR, nor, so far as LSR is aware, any person deemed to be acting in concert with it, owns or controls any Huntingdon Securities or has any option to acquire any Huntingdon Securities, or has entered into any derivative referenced to securities of Huntingdon which remain outstanding.

The timetable for the Offer will be as approved by the Panel but will also be subject to certain requirements of US securities law. Further details will be contained in the Offer Document, which will set out in full details of the Offer, which will be published in due course.

ENQUIRIES:

Andrew Baker               Huntingdon Life Sciences   By phone:       UK:      + 44 (0)1480 892194
Richard Michaelson         Group plc                                  US:      + 1 (201) 525 1819

                                                      By e-mail:      HuntingdonLS@aol.com

This announcement contains statements that may be forward-looking as defined by the US's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K for the year ended December 31, 2000, as filed with the SEC.

This announcement should be read in conjunction with the attached appendices.

The Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom or the United

States should inform themselves about and observe any applicable requirements.

This announcement, which is the responsibility of the directors of LSR and Huntingdon, has been approved for the purposes of section 57 of the Financial Services Act 1986. This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. HUNTINGDON SECURITYHOLDERS SHOULD READ THE OFFER DOCUMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

HUNTINGDON SECURITYHOLDERS SHOULD READ THE FOLLOWING DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS REGARDING THE OFFER (DESCRIBED ABOVE) WHEN THEY ARE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION:

     - LSR's preliminary offer document, any supplement thereto, the final offer document and exchange offer materials.

     - LSR's Registration Statement on Form S-4 and Schedule TO containing or incorporating by reference such documents and other information.

     -    Huntingdon's Solicitation/Recommendation on Schedule 14D-9.

When these and other documents are filed with the SEC, they may be obtained free of charge through the SEC's website at http//www.sec.gov. Interested parties may read and copy any reports, statements and other information filed by Huntingdon and LSR at the US SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at +1-(800)-732-0330 for further information on public reference rooms. If you are a Huntingdon Securityholder you may also obtain free of charge each of these documents (when available) from Huntingdon by directing your request in writing to PO Box 353, Alconbury, Huntingdon, Cambridgeshire, PE28 4HS, England.

                                   APPENDIX 1

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

The Offer will comply with all applicable rules and regulations of the UK Listing Authority and London Stock Exchange plc and the Code and will be governed by English law and subject to the jurisdiction of the Courts of England. In addition the Offer will be subject to the applicable requirements of the US federal securities laws (except to the extent that the exemptive relief is granted by the SEC).

The Offer which will be made by LSR on its own behalf will be subject to the following conditions:

(a) valid acceptances of the Offer being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the day twenty business days after the posting of the Offer Document (or such later time(s) and/or date(s) as LSR may, subject to the rules of the Code or with the consent of the Panel and in accordance with the US Securities Exchange Act 1934, as amended, decide) in respect of the Huntingdon Shares carrying in aggregate more than 50 per cent. of the votes then exercisable at a general meeting of Huntingdon including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Huntingdon Shares that may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purpose of this Condition Huntingdon Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue. Except as otherwise agreed by the Panel, an acceptance of the Offer in respect of Huntingdon Securities will only be treated as valid for the purpose of this Condition if all the Conditions have been satisfied, fulfilled or, to the extent permitted, waived and if the requirements of Note 4 and if applicable, Note 6 to Rule 10 are satisfied in respect of it;

(b) the Registration Statement on Form S-4 filed with the SEC in connection with the issuance of shares of LSR Voting Common Stock pursuant to the Offer having been declared effective and not being the subject of any stop order or proceedings seeking a stop order;

(c) all necessary filings having been made and all necessary effectiveness orders, authorisations, actions, consents, clearances and approvals having been obtained, on terms reasonably satisfactory to LSR, from the securities authorities in each state or other jurisdiction of the US in which the Offer is to be made;

(d) a participating OTCBB market maker having submitted Form 211, together with all additional required information, to the OTC Compliance Unit of the National Association of Security Dealers with respect to the LSR Voting Common Stock;

(e) the transactions contemplated by the Subscription Agreements having been become unconditional and having been consummated;

(f) no Third Party having intervened and there not continuing to be outstanding any statute, regulation or order of any Third Party which would or might reasonably be expected to:

         (i) make the Offer, its implementation and/or the acquisition or proposed acquisition by LSR of any shares or other securities in or control of Huntingdon or, to the extent that it is material in the context of the Enlarged Group taken as a whole, any other member of the Wider Huntingdon Group void, illegal and/or unenforceable in or under the laws of any jurisdiction;

         (ii) directly or indirectly, restrain, prevent, prohibit, restrict or delay the Offer or such acquisition or impose additional conditions or obligations with respect to the Offer or such acquisition, or otherwise impede, challenge or interfere with the Offer or require amendment to the terms of the Offer or the proposed acquisition of any Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or the acquisition of control of Huntingdon or any member of the Wider Huntingdon Group by LSR in any case to a material extent in the context of the Offer;

         (iii) require, prevent or delay the divestiture (or alter the terms envisaged for any proposed divestiture) by LSR of any shares or other securities (or the equivalent) in Huntingdon or, where it is material in the context of the Enlarged Group taken as a whole, in any member of the Wider Huntingdon Group;

         (iv) require, prevent or delay the divestiture (or alter the terms envisaged for any proposed divestiture) by LSR or any member of the Enlarged Group in any such case of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses and/or own their respective assets or properties or any part thereof which in any such case is material in the context of the Enlarged Group taken as a whole;

         (v) impose any limitation on, or result in any delay in, the ability of LSR or any other member of the Enlarged Group to acquire or to hold or to exercise effectively, directly or indirectly, any rights of ownership in any member of the Wider Huntingdon Group to an extent which would have a material and adverse effect on the business of the Enlarged Group taken as a whole;

         (vi) other than pursuant to the Offer, require LSR or any other member of the Enlarged Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Enlarged Group or any other asset owned by any third party resulting in a liability being incurred by the Enlarged Group which is material in the context of the Enlarged Group taken as a whole;

         (vii) impose any limitation on the ability of LSR or any member of the Enlarged Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other member of the Enlarged Group to an extent which is material in the context of the Enlarged Group taken as a whole;

         (viii) otherwise adversely affect any or all of the business, assets, liabilities, profits or prospects of the Enlarged Group to an extent which is material in the context of the Enlarged Group taken as a whole;

         and all applicable waiting and other time periods during which any Third Party could intervene in any of the above-listed ways under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

(g) all necessary filings having been made, all applicable waiting and other time periods (including any applicable extensions) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations having been complied with in each case in connection with the Offer and the acquisition by LSR of any shares or other securities (or the equivalent) in or control of Huntingdon and with respect to the acquisition of any shares or other securities (or the equivalent) in or control of any other member of the Wider Huntingdon Group the lack of which would be material in the context of the Enlarged Group taken as a whole, and all necessary Authorisations for, or in respect of, the Offer or the acquisition or proposed acquisition of any Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or control of Huntingdon or with respect to the control of any other member of the Wider Huntingdon Group by LSR, the lack of which would be material in the context of the Enlarged Group taken as a whole, or for the carrying on of the business of any member of the Enlarged Group, the lack of which would be material in the context of the Enlarged Group taken as a whole, having been obtained, in terms and in a form reasonably satisfactory to LSR, from all appropriate Third Parties and from any persons or bodies with whom LSR or the Wider Huntingdon Group has entered into contractual arrangements which are material in the context of the Enlarged Group taken as a whole and all such Authorisations remaining in full force and effect and there being no intimation, notice or indication of any intention to suspend, restrict or modify, in any such case to an extent which is material in the context of the Offer or the Enlarged Group taken as a whole, or revoke or not to renew any of the same and all necessary applicable statutory or regulatory obligations in any jurisdiction having been complied with;

(h) except as fairly disclosed to LSR by or on behalf of Huntingdon on or before 9 October 2001 there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider Huntingdon Group is a party or by, or to which any such member or any of its assets may be bound, entitled or subject and which, in each case as a consequence of the Offer or the acquisition or proposed acquisition of Huntingdon Shares (including Huntingdon Shares represented by Huntingdon ADSs) or because of a change of management or control of Huntingdon or any other member of the Wider Huntingdon Group by LSR or otherwise would or might reasonably be expected in each case to an extent which would have a material and adverse effect on the business of the Wider Huntingdon Group taken as a whole to result in:

         (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of or grant available to, any member of the Wider Huntingdon Group being or becoming repayable or being capable of being declared repayable immediately or prior to its stated maturity or repayment date or the ability of any member of the Wider Huntingdon Group to borrow moneys or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

         (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Huntingdon Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable or being enforced;

         (iii) any such arrangement, agreement, permit, licence, franchise, facility, lease or other instrument or the rights, interests, liabilities or obligations of any member of the Wider Huntingdon Group under any of the same being, or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any onerous obligation or liability arising thereunder;

         (iv) any interest, asset or property of any member of the Wider Huntingdon Group being, or falling to be, disposed of or charged (otherwise than in the ordinary course of business) or any right arising under which any such interest, asset or property could be required to be disposed of or charged (otherwise than in the ordinary course of business);

         (v) without limitation to the above, LSR or any member of the Wider Huntingdon Group being required to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in LSR or any member of the Wider Huntingdon Group or any asset owned by any third party or to sell, or to offer to sell, any shares or other securities (or the equivalent) in or any asset owned by LSR or any member of the Wider Huntingdon Group;

         (vi) the creation of any liabilities, actual or contingent by Huntingdon or any member of the Wider Huntingdon Group (otherwise than in the ordinary course of business);

         (vii) the interests or business of any member of the Wider Huntingdon Group in or with any other person, firm, body or company (or any arrangement relating to any such interests or business) being terminated, modified or adversely affected;

         (viii) any change in or effect on the ownership or use of any intellectual property rights owned or used by any member of the Wider Huntingdon Group;

         (ix) the value or financial or trading position or prospects of any member of the Wider Huntingdon Group being prejudiced or adversely affected;

         and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this Condition and which are material in the context of the Wider Huntingdon Group taken as a whole.;

(i) except as publicly announced through the London Stock Exchange or filed publicly with the SEC or as disclosed in Huntingdon's annual report and accounts for the year ended 31 December 2000 (the "Report and Accounts") or Huntingdon's interim financial statements for the six month period ended 30 June 2001 (the "Interims") or as disclosed in the Offer Document or as fairly disclosed to LSR by or on behalf of Huntingdon on or before 9 October 2001 no member of the Wider Huntingdon Group having, to an extent as would have a material and adverse effect on the Wider Huntingdon Group taken as a whole, since 30 June 2001:

         (i) (except in relation to the Huntingdon Share Option Schemes or for issues to another member of the Wider Huntingdon Group) issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or exchangeable for rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or repaid or announced any proposal to redeem, purchase or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

         (ii) recommended, declared, paid or made or proposed the recommendation, declaration, payment or making of any bonus, dividend or other distribution whether in cash or otherwise or announced any intention to do the same otherwise than to any other member of the Wider Huntingdon Group;

         (iii) made or authorised or proposed or announced an intention to propose any change in its share or loan capital;

         (iv) merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments) or authorised, proposed or announced its intention so to do save in each case in the ordinary course of business or as between a member or members of the Wider Huntingdon Group;

         (v) issued, authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability save in each case in the ordinary course of business or as between a member or members of the Wider Huntingdon Group;

         (vi) entered into or varied or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary any contract, transaction, commitment or arrangement (whether in respect of capital expenditure or otherwise) which:

                  (1) is of a long term, onerous or unusual nature or magnitude; or

                  (2) could be materially restrictive to the business of any member of the Wider Huntingdon Group; or

                  (3)      is other than in the ordinary course of business;

         (vii) entered into, implemented, effected, authorised or proposed or announced its intention to enter into, implement, effect, authorise or propose any contract, reconstruction, amalgamation, scheme, commitment or other transaction or other arrangement otherwise than in the ordinary course of business;

         (viii) entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract or agreement with any of the directors or senior executives of any member of the Wider Huntingdon Group;

         (ix) taken or proposed any corporate action or had any legal proceedings started or threatened against it or petition presented for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction;

         (x)      waived or compromised any claim;

         (xi) made any amendment to its memorandum or articles of association or to any incorporation document;

         (xii) been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

         (xiii) entered into any contract, commitment, agreement or arrangement (which is legally binding) or passed any resolution or made any offer (which remains open for acceptance) or announced any intention with respect to any of the transactions, matters or events referred to in this

                  Condition (j);

(j) since 30 June 2001 except as disclosed in the Report and Accounts or the Interims and except as publicly announced through the London Stock Exchange or filed publicly with the SEC on or before 9 October 2001 or as disclosed in the Offer Document or as fairly disclosed to LSR by or on behalf of Huntingdon on or before 9 October 2001:

         (i) no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Huntingdon Group which is material in the context of the Wider Huntingdon Group taken as a whole;

         (ii) no litigation, arbitration, proceedings, prosecution or other legal proceedings to which any member of the Wider Huntingdon Group is or may become a party (whether as plaintiff, defendant or otherwise) and no enquiry or investigation (save as a result of the Offer) complaint or reference to any Third Party, having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Huntingdon Group which in any such case might reasonably be expected to materially and adversely affect the Wider Huntingdon Group as a whole; and

         (iii) no contingent or other liability having arisen or become apparent or increased which might be reasonably expected to materially and adversely affect the Wider Huntingdon Group or its assets, in each case taken as a whole;

(k)      LSR not having discovered after 9 October 2001 that any:

         (i) financial or business or other information concerning the Wider Huntingdon Group which is contained in information publicly disclosed at any time (and not having been corrected by a subsequent public disclosure) by any member of the Wider Huntingdon Group is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading in each case to an extent which is material in the context of the Wider Huntingdon Group taken as a whole; or

         (ii) member of the Wider Huntingdon Group or any other entity in which Huntingdon has a significant economic interest is subject to any liability (contingent or otherwise) which is not fairly disclosed in the Report and Accounts, the Interims, or in this document and which is material in the context of the Wider Huntingdon Group taken as a whole;

(l) other than as previously disclosed to LSR in writing before 9 October 2001 or as disclosed in the Report and Accounts or the Interims or as publicly announced by or on behalf of Huntingdon through the London Stock Exchange or the SEC or as disclosed in the Offer Document, LSR not having discovered after 9 October 2001 that:

         (i) any past or present member of the Wider Huntingdon Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, storage, transport, generation, accumulation, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance capable of impairing the environment (including property) or harming human health or otherwise relating to environmental matters (which non-compliance is likely to give rise to any liability (whether actual or contingent) and including any penalty for non-compliance on the part of any member of the Wider Huntingdon Group) or that there has otherwise been any such disposal, storage, transport, generation, accumulation, discharge, spillage, release, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which in any such case is likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Huntingdon Group which is material in the context of the Wider Huntingdon Group taken as a whole;

         (ii) there is or is likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any member of the Wider Huntingdon Group or on its behalf or the environment or any controlled waters under any environmental legislation (including common law), regulation, notice, circular or other lawful requirement of any relevant authority or Third Party or otherwise which is material in the context of the Wider Huntingdon Group taken as a whole;

         (iii) circumstances exist which are likely to result in any Third Party instituting or any member of the Wider Huntingdon Group or, as a result of the Offer, LSR or any member of the Enlarged Group being required thereto to institute, an environmental audit or take any other steps which in any such case is likely to result in any actual or contingent liability to improve or modify existing or install new plant, machinery or equipment or carry out any changes in the processes currently carried out, or make good, repair, re-instate or clean up any land or other asset now or previously owned, occupied or made use of by any member of the Wider Huntingdon Group or on its behalf or for which a member of the Wider Huntingdon Group would be responsible which is in any such case material in the context of the Wider Huntingdon Group taken as a whole; or

         (iv) circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any services now or previously carried out by any past or present member of the Wider Huntingdon Group or for which a member of the Wider Huntingdon Group would be responsible which claim or claims would be likely materially and adversely to affect any member of the Wider Huntingdon Group and which is material in the context of the Wider Huntingdon Group as a whole.

Subject to the requirements of the Panel, LSR reserves the right to waive, in whole or in part, all or any of the above Conditions except Conditions (a), (b) and (d) and in the case of Condition (e), only with the prior consent of the Company and the financial adviser to the Company.

For the purpose of these Conditions:

(a) "Third Party" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), court, trade agency, institution or professional or environmental body or any other similar person or body whatsoever in any relevant jurisdiction;

(b) a Third Party shall be regarded as having "intervened" if, in each case to an extent which is material in the context of the Enlarged Group, taken as a whole, it has taken, instituted, implemented or threatened or has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided and "intervene" shall be construed accordingly;

(c) "Authorisations" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions and approvals;

(d) "Wider Huntingdon Group" means Huntingdon and the subsidiary undertakings of Huntingdon and associated undertakings (including any joint venture, partnership, firm or company in which any member of the Huntingdon Group is interested or any undertaking in which Huntingdon and such undertakings (aggregating their interests) have a Substantial Interest);

(e) "Substantial Interest" means a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking.

Conditions (b) to (l) (inclusive) must be fulfilled or (if capable of waiver) waived or where appropriate have been determined by LSR in its reasonable opinion to be or to remain satisfied by midnight on the Initial Closing Date. LSR shall be under no obligation to waive (to the extent permitted) or treat as satisfied any of the Conditions (b) to (l) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If LSR is required by the Panel to make an offer for Huntingdon Shares under the provisions of Rule 9 of the Code, LSR may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule including to the Acceptance

Condition, provided that LSR will announce any such material alteration at least five US business days prior to the expiry of the Initial Offer Period.

At the time when the Initial Offer Period ends, all the Conditions must have been satisfied, fulfilled or, to the extent permitted, waived. Withdrawal rights will apply until expiration of the Initial Offer Period.

The Acceptance Condition shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions shall have been either satisfied, fulfilled or (to the extent permitted) waived unless LSR, with the consent of the Panel, shall otherwise decide. In respect of Huntingdon ADSs validly tendered pursuant to a Letter of Transmittal, LSR shall, insofar as it may determine, be deemed for the purpose of the Acceptance Condition or generally to have acquired or agreed to acquire the tendered Huntingdon ADSs and the Huntingdon Shares represented by such Huntingdon ADSs.

The Offer is not required to become or be declared, unconditional in all respects only on a closing date, it may become unconditional in all respects prior to a closing date applicable from time to time (but not earlier than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the day 20 business days after the posting of the Offer Document and not, except with the consent of the Panel, later than midnight (London time), 7.00 p.m. (New York City time) on the day 60 days after the posting of the Offer Document.

LSR reserves the right, subject to the consent of the Panel, to extend the time allowed under the rules of the Code for satisfaction of the Acceptance Condition and accordingly for the satisfaction, fulfilment or, to the extent permitted, waiver of other Conditions, and thus, to extend the duration of the Initial Offer Period.

Unless the Panel otherwise agrees, the Offer will lapse if the acquisition of Huntingdon is referred to the Competition Commission before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the day 20 business days after the posting of the Offer Document or the date when the Offer is declared or becomes unconditional as to acceptances, whichever is the later. In those circumstances, the Offer will cease to be capable of further acceptances and persons who have accepted it will no longer be bound by their acceptances.

The attention of member firms of the NASD is drawn to certain UK dealing disclosure requirements following this announcement. This announcement commences an offer period under the Code which is published and administered by the Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms.

The above disclosure requirements are set out in Rule 8 of the Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1 per cent. or more of any class of relevant securities of the offeror or offeree company. Relevant securities includes all instruments exchangeable into Huntingdon Shares or into shares of LSR Common Stock. This requirement will apply until the end of the Offer Period.

Disclosure should be made on the appropriate form before 12 noon (London time),
7.00 a.m. (New York City time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange plc and to the Panel.

Member firms of the NASD should advise those of their clients who wish to deal in the relevant securities of Huntingdon and LSR, whether in the US or the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted.

                                   APPENDIX 2

                                   DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

"Acceptance Condition"                   means the Condition set out in
                                         paragraph (a) of Appendix 1 to this
                                         announcement

"Bonds" or "Convertible Capital Bonds"   the US$50,000,000 7 -1/2 per cent.
                                         Convertible Capital Bonds 2006, issued
                                         by HIH Capital Limited, a subsidiary of
                                         Huntingdon, in August 1991

"Code"                                   The City Code on Takeovers and Mergers

"Conditions"                             the conditions to the Offer contained
                                         in Appendix 1 to this announcement and
                                         "Condition" means any one of them

"Enlarged Group"                         LSR as enlarged by the acquisition of
                                         the Group

"Group"                                  Huntingdon and its subsidiaries and
                                         subsidiary undertakings

"Huntingdon" or "Company"                Huntingdon Life Sciences Group plc

"Huntingdon ADRs"                        American Depositary Receipts evidencing
                                         Huntingdon ADSs

"Huntingdon ADSs"                        American Depositary Shares issued in
                                         respect of Huntingdon Shares, each
                                         representing 25 Huntingdon Shares

"Huntingdon Board"                       the board of directors of Huntingdon

"Huntingdon Securities"                  Huntingdon Shares and/or Huntingdon
                                         ADSs

"Huntingdon Securityholder"              a holder of Huntingdon Shares and/or
                                         Huntingdon ADSs

"Huntingdon Shares"                      ordinary shares of 5p each in
                                         Huntingdon

"Huntingdon Share Option Schemes"        the Huntingdon Group Unapproved Share
                                         Option Scheme; the option agreement
                                         between the Company and Andrew Baker
                                         approved by the Company's shareholders
                                         on 2 September 1998; the Huntingdon
                                         Life Sciences Group Plc 1999 Sharesave
                                         Scheme; the Huntingdon Life Sciences
                                         Group Plc Incentive Option Plan; the
                                         401k plan; the Huntingdon Group
                                         Unapproved Share Option Plan and the
                                         Huntingdon Approved Management Share
                                         Option Plan

"Initial Closing Date"                   3.00 p.m. (London time), 10.00 a.m.
                                         (New York City time) on the day 20
                                         business days after the posting of the
                                         Offer Document unless and until LSR
                                         shall have extended the Initial Offer
                                         Period, in which
                                         case the term "Initial Closing Date"
                                         shall mean the latest time and date at
                                         which the Initial Offer Period, as so
                                         extended by LSR will expire or, if
                                         earlier, the time at which the Offer
                                         becomes, or is declared, unconditional
                                         in all respects

"Initial Offer Period"                   the period from the date of posting of
                                         the Offer Document to and including (a)
                                         Initial Closing Date or (b) the time
                                         and date on which the Offer lapses

"LSR"                                    Life Sciences Research, Inc.

"LSR Common Stock"                       the LSR Voting Common Stock and the LSR
                                         Non-Voting Common Stock

"LSR Board"                              the board of directors of LSR

"LSR Director" or "LSR Directors"        the members of the board of directors
                                         of LSR

"LSR Investors"                          persons who have entered into the
                                         Subscription Agreements

"LSR Voting Common Stock"                voting common stock, par value US$0.01
                                         per share, of LSR

"NASD"                                   National Association of Securities
                                         Dealers, Inc.

"Offer" the recommended offer to be made by LSR to acquire all of the issued and to be issued ordinary share capital of Huntingdon (including Huntingdon Shares represented by Huntingdon ADSs) details of which will be set out in an Offer Document

"Offer Document"                         the document to be sent to Huntingdon
                                         Securityholders containing the full
                                         terms and conditions of the Offer

"OTCBB" the OTC Bulletin Board quotation service owned and operated by the Nasdaq Stock Market, Inc.

"Panel"                                  the Panel on Takeovers and Mergers

"SEC"                                    the US Securities and Exchange
                                         Commission


"Subscription Agreements"                the agreements dated 9 October 2001
                                         between the LSR Investors and LSR
                                         pursuant to which the LSR Investors
                                         agreed to invest (subject to
                                         conditions) an aggregate of
                                         approximately US$1.5 million in LSR
                                         Common Stock

"subsidiary" and "subsidiary             have the meanings respectively given to
undertaking"                             them by the Companies Act 1985, as
                                         amended

"UK"                                     United Kingdom

"US"                                     United States of America